Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

June 23, 2017

Board of Directors
Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, Maryland 20850

Ladies and Gentlemen:

We are acting as counsel to Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $150,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.0001 par value per share (the “Preferred Shares”), (ii) shares of common stock, $0.0001 par value per share (the “Common Shares”), (iii) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); (iv) warrants to purchase Common Shares (the “Common Stock Warrants”), and (v) units consisting of any combination of two or more of the foregoing (the “Units”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.   The Registration Statement also relates to the offering of up to 5,285,132 Common Shares (the “Warrant Shares” and, together with the Preferred Shares, the Common Shares, the Preferred Stock Warrants, the Common Stock Warrants and the Units, the “Securities”) issuable upon exercise of warrants previously offered and sold by the Company (the “Outstanding Warrants”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Rexahn Pharmaceuticals, Inc.	- 2 -	June 23, 2017
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent, and will be governed by New York law; (iv) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent, and will be governed by New York law; (v) prior to any issuance of Preferred Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (vi) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution identified therein as unit agent, and will be governed by New York law; (vii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (viii) the number of Preferred Shares and Common Shares issued under the Registration Statement or by conversion or exercise of any Securities will not exceed the number authorized under the Company’s Certificate of Incorporation as then in effect and (ix) the Company will remain a Delaware corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any Preferred Stock Warrants or Common Stock Warrants and under any unit agreement for any Units, namely, the warrant agent or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such warrant agreement or  unit agreement, as applicable; that such warrant agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such warrant agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such warrant agreement or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect:  (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d) and (e), the laws of the State of New York  (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Rexahn Pharmaceuticals, Inc.	- 3 -	June 23, 2017
Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)          The Preferred Shares (including any Preferred Shares that are duly issued as part of any Units or upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b)          The Common Shares (including any Common Shares duly issued as part of any Units or upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued,  fully paid and nonassessable.

(c)          The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(d)          The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)          The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein, and due authentication of the Units by such unit agent, and upon issuance and delivery on behalf of the Company of the underlying Securities that are components of the Units in accordance with the applicable unit agreement, certificate of designations (in the case of underlying Preferred Shares) or warrant agreement (in the case of underlying Preferred Stock Warrants or Common Stock Warrants), will constitute valid and binding obligations of the Company.

(f)          Each of the Warrant Shares, upon due exercise of the applicable Outstanding Warrants and receipt by the Company of the exercise price payable upon such exercise as specified in the applicable Outstanding Warrants, and upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

Rexahn Pharmaceuticals, Inc.	- 4 -	June 23, 2017
The opinions expressed in Paragraphs (c), (d) and (e) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP